March 31, 2022 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for Leonardo DRS, Inc. (the “Company”) and, under the date of March 28, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020. On March 28, 2022 we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated March 31, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph that the Company’s Audit Committee selected Ernst & Young, LLP (“EY”) as the Company’s independent registered public accounting firm, or any of the Company’s statements in the sixth paragraph regarding consultation with EY. Very truly yours, KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.